                               SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                                Exchange Act of 1934
                                  (Amendment No.   )
     Filed by the Registrant[x]
     Filed by a Party other than the Registrant[ ]
     Check the appropriate box:
     [ ]  Preliminary Proxy Statement
     [X]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12
                      _________________________________________
                          THE PRUDENTIAL INSTITUTIONAL FUND
                      _________________________________________
                          THE PRUDENTIAL INSTITUTIONAL FUND

     Payment of Filing Fee (Check the appropriate box):

     [ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
              14a-6(j)(2).
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     [ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
              and 0-11.
              1)  Title of each class of securities to which transaction applies:
          _______________________________________
              2)  Aggregate number of securities to which transaction applies:
          _______________________________________
              3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1
          _______________________________________
          4)  Proposed maximum aggregate value of transaction:
          _______________________________________

     1 Set forth the amount on which the filing fee is calculated and state how it was determined.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)  Amount Previously Paid:
          _________________________
          2)  Form, Schedule or Registration Statement No.:
          _________________________
          3)  Filing Party:
          _________________________
          4)  Date Filed:
          _________________________

                    THE PRUDENTIAL INSTITUTIONAL FUND
                  INTERNATIONAL STOCK FUND


                                      NOTICE OF
                           SPECIAL MEETING OF SHAREHOLDERS
                                  November 16, 1995



     To the Shareholders:

              A special meeting of the holders of shares of beneficial interest of the International Stock Fund ("Fund"), a series of The Prudential Institutional Fund ("Company"), will be held on November 16, 1995 at 9:30 a.m., eastern time, at Prudential Plaza, 751 Broad Street, Newark, New Jersey 07102-3777 for the following purposes:

              (1) To approve a Subadvisory Agreement between Prudential Institutional Fund Management, Inc. and Mercator Asset Management, L.P. on behalf of the Fund; and

              (2) To transact such other business as may properly come before the meeting or any adjournments thereof.

              You will be entitled to vote at the meeting and any adjournments thereof if you owned shares of the Fund at the close of business on October 6, 1995. If you attend the meeting, you may vote your shares in person. If you do not expect to attend the meeting, please complete, date, sign and return the enclosed proxy card in the enclosed postage paid envelope.

                               By order of the Board of Trustees,

                               S. JANE ROSE
                               Secretary


     October 20, 1995
     21 Prudential Plaza
     751 Broad Street
     Newark, New Jersey 07102-3777

                    THE PRUDENTIAL INSTITUTIONAL FUND
                  INTERNATIONAL STOCK FUND

                                  Prudential Plaza
                                   751 Broad Street
                            Newark, New Jersey 07102-3777

                                  _________________

                                   PROXY STATEMENT
                                  _________________


           Special Meeting of Shareholders to Be Held on November 16, 1995

              This is a proxy statement for the International Stock Fund ("Fund"), a series of The Prudential Institutional Fund ("Company"), in connection with the solicitation of proxies made by, and on behalf of, the Company's Board of Trustees ("Trustees") to be used at a special meeting of shareholders and at any adjournments thereof ("Meeting").

              A  quorum of forty percent of the shares of beneficial interest of the Fund ("Shares") outstanding at the close of business on October 6, 1995 ("Record Date"), represented in person or by proxy, must be present for the transaction of business at the Meeting. In the absence of a quorum or in the event that a quorum is present at the Meeting but votes sufficient to approve the proposal are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of those Shares represented at the Meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote those proxies that they are entitled to vote FOR the proposal in favor of such an adjournment, and will vote those proxies required to be voted AGAINST the proposal against such adjournment. A shareholder vote may be taken on the proposal in this proxy statement prior to any such adjournment if sufficient votes have been received and it is otherwise appropriate.


              Abstentions will be counted as Shares present for purposes of determining whether a quorum is present but will not be voted for or against any adjournment. Accordingly, abstentions effectively will be a vote against adjournment or against the proposal where the required vote is a percentage of the Shares present. Abstentions will not be counted, however, as votes cast for purposes of determining whether sufficient votes have been received to approve the proposal.

              The individuals named as proxies in the enclosed proxy card will vote in accordance with your directions as indicated thereon if your proxy card is received properly executed. If you give no voting instructions, your Shares will be voted in favor of the proposal described in this proxy statement. Your proxy card may be revoked by giving another proxy, by letter or telegram revoking your proxy if received by the Company prior to the Meeting, or by appearing and voting at the Meeting.

              As of the Record Date, the Fund had 9,027,566 Shares issued and outstanding. The persons listed in Appendix A owned of record or beneficially 5% or more of the Fund's outstanding Shares on the Record Date. All costs associated with the Meeting, including the solicitation of proxies, will be borne by Prudential Institutional Fund Management, Inc. ("PIFM"), the Company's Manager. Solicitations will be made primarily by mail but also may include telephone communications by regular employees of PIFM, who will not receive any compensation therefor from the Fund. Each Share of the Fund is entitled to one vote. This proxy will be mailed to shareholders on or about October 20, 1995. You may obtain a copy of the Company's most recent annual or semi-annual report to shareholders, which includes information relating to the Fund, free of charge, by writing to the Company at 21 Prudential Plaza, 751 Broad Street, Newark, New Jersey 07102-3777 or by calling 1-800-824-7513.


              PROPOSAL 1.      APPROVAL OF THE SUBADVISORY AGREEMENT

              The Trustees and Prudential Institutional Fund Management, Inc. propose that Mercator Asset Management, L.P. ("Mercator") be appointed as a subadviser of the Fund. If this appointment is approved by shareholders, Mercator would replace Mercator Asset Management, Inc. ("Mercator Inc."), an indirect wholly-owned subsidiary of The Prudential Insurance Company of America ("The Prudential"), as the Fund's subadviser, contingent upon its satisfactorily registering with the Securities and Exchange Commission ("SEC") as an investment adviser. Mercator currently has pending an investment adviser registration with the SEC.

              Mercator Inc.  has been investment  subadviser to  the Fund  since the Fund's inception in 1992 pursuant to a subadvisory agreement between PIFM and Mercator Inc. dated October 30, 1992 ("Current Agreement").
     Mercator Inc., Mercator and certain other parties have entered into a "Contribution Agreement" pursuant to which Mercator is contemplated to assume the investment advisory business of Mercator Inc. If shareholders approve Mercator's appointment as subadviser, Mercator will provide the same portfolio management services as Mercator Inc., will employ the same portfolio manager and other key personnel as Mercator Inc., and will receive substantially the same subadvisory fee that Mercator Inc. currently receives.

              The terms of the Contribution Agreement call for Mercator Inc.  to receive a limited partnership interest in Mercator. As a result, The Prudential and Mercator Inc. may be deemed to be receiving compensation for the proposed assignment of the Current Agreement. Accordingly, as discussed below under "Trustees and Officers", The Prudential and Mercator Inc. intend to avail themselves of the safe harbor provided by Section 15(f) of the Investment Company Act of 1940 ("1940 Act").

              The proposed retention of Mercator is based primarily on the desire of the Trustees to have key personnel employed by Mercator continue providing portfolio management services to the Fund. Peter F. Spano, a Managing Director of Mercator Inc., has served as the Fund's portfolio manager since the Fund's inception and is responsible for the day-to-day portfolio management of the Fund.


              At a meeting held on October 2, 1995, the Trustees determined that it would be in the best interests of the Fund and its shareholders to continue these services by retaining Mercator as the Fund's investment subadviser. In making this decision, the Trustees considered, among other factors, Mercator's specialized experience and success to date as a global and international investment manager, Mr. Spano's experience and track record to date as the Fund's portfolio manager, the other key personnel employed by Mercator who would continue to assist in portfolio management activities, other portfolio management alternatives available to the Fund and facilities, financial strength, quality of services and client communication capabilities offered by Mercator. Mercator Inc. currently operates independently of PIFM and the Fund in researching and recommending investment opportunities. In considering the Proposed Agreement (as defined below), the Trustees noted that Mercator Inc. principals will have an interest in the profits of this new advisory business.


              Accordingly, at their October 2, 1995 meeting, the Trustees unanimously voted that (1) subject to shareholder approval, Mercator be appointed as the Fund's investment subadviser and the proposed subadvisory agreement between PIFM and Mercator ("Proposed Agreement") be approved, and (2) the Proposed Agreement be submitted for shareholder approval. These decisions included the unanimous approval of all Trustees who are not "interested persons" of the Company, PIFM, Mercator Inc. or Mercator, as that term is defined in the 1940 Act ("Independent Trustees").


     Description of the Subadvisory Agreement

              Under the Proposed Agreement, there will be no material changes in the subadvisory services formerly provided by Mercator Inc. that
     Mercator will provide to the Fund. Mercator will provide investment advisory services to the Fund. Mercator will be responsible for providing a continuous investment program for the Fund, subject to the supervision of the Trustees and PIFM. As the Current Agreement similarly provides, as compensation for Mercator's services and for expenses borne by Mercator under the Proposed Agreement, PIFM (not the Fund) will pay Mercator monthly a fee at an annual rate equal to .75 of 1% of the Fund's average daily net assets up to and including $50 million, and .60 of 1% of the Fund's average daily net assets in excess of $50 million. In addition, under the Proposed Agreement, Mercator's fee will be further reduced to .45 of 1% of the Fund's average daily net assets in excess of $300 million.

              During the year ended September 30, 1995 PIFM paid or accrued to Mercator Inc. a fee of $ 788,564 pursuant to the terms of the Current Agreement. This fee would remain the same under the proposed new fee structure, based on the current size of the Fund.

              Similar to the Current  Agreement, the Proposed Agreement provides that Mercator will not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the performance of the Proposed Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties. The Proposed Agreement also provides that Mercator shall be held liable for its own negligence (but not mere errors in portfolio management judgment) with respect to errors relating to portfolio trades ("portfolio trade negligence") and that Mercator shall indemnify and hold harmless the Fund and PIFM from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys' fees) that arise or result from Mercator's willful misfeasance, bad faith, gross negligence, portfolio trade negligence or reckless disregard of its duties under the Proposed Agreement.

              If approved by shareholders, the Proposed Agreement would be executed in or about December, 1995 by PIFM and Mercator. Unless terminated sooner, it would remain in effect for two years following its execution. Thereafter, it would continue automatically for successive annual periods, provided that it is specifically approved at least annually (1) by a vote of a majority of the Independent Trustees and (2) by all Trustees or by a vote of a majority of the outstanding Shares of the Fund. The Proposed Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or Mercator at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. The Proposed Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the management agreement between PIFM and the Company (the " Management Agreement").


     Information about Mercator

              Mercator is a limited partnership organized on October 4, 1995 under the laws of the state of Delaware. It is an investment management firm that intends to provide investment advisory services to institutional clients, including employee benefit plans, endowments, foundations, other tax-exempt funds and registered investment companies. As previously noted, under the terms of a Contribution Agreement among Mercator Inc., Mercator and certain other parties, it is contemplated that Mercator will assume the investment advisory business of Mercator Inc. Mercator Inc. manages approximately $1.8 billion in assets as of June 30, 1995, including The Preferred International Fund, a series of The Preferred Group of Mutual Funds, an open-end management investment company . As of

     September 30, 1995, The Preferred International Fund had assets totalling $120.2 million.


              For its services to The Preferred International Fund, Mercator Inc. currently receives, and it is anticipated that Mercator will receive, a fee based upon all assets of Caterpillar Investment Management Ltd. that it provides investment advisory services to (the "Combined Assets"). Caterpillar Investment Management Ltd. is the manager of The Preferred Group of Mutual Funds. The fee paid by Caterpillar Investment Management Ltd. is equal to .75 of 1% of the first $50 million of Combined Assets and .60 of 1% of Combined Assets in excess of $50 million. In addition, Mercator Inc. currently is waiving a portion of its fee (.15%) on Combined Assets in excess of $300 million.


              Mercator's general partners are four Florida corporations: JZT Corp., KXB Corp., TXB Corp., and MXW Corp. Mercator's limited partner is Mercator Inc., a wholly-owned indirect subsidiary of The Prudential. John
     G. Thompson, Peter F. Spano, Kenneth B. Brown, and Michael A. Williams are the sole shareholders of JZT Corp., PXS Corp., KXB Corp. and MXW Corp., respectively. The address of Mercator and each of the general partners is 2400 East Commercial Blvd., Suite 810, Fort Lauderdale, Florida 33308.


     Recommendation of the Board of Trustees

              To minimize any potential disruption of portfolio management services and to continue to have key personnel employed by Mercator provide portfolio management services to the Fund, the Trustees decided to appoint Mercator as subadviser to the Fund and recommend that shareholders approve the Proposed Agreement. In approving the Proposed Agreement, the Trustees analyzed the factors it deemed relevant, including: the services provided by Mercator to its other clients; the ability of Mercator to provide services to the Fund; its personnel, operations, and financial condition; its proposed fee schedule; and other factors that would affect positively or negatively the provision of portfolio management services.

              The Trustees also considered Mercator's policy of selecting brokers on the basis of research or other services provided only when such use is consistent with seeking best available price and most favorable execution. The Trustees realize that research services furnished by brokers through which the Fund effects securities transactions may be used by Mercator in advising other accounts that it advises. Conversely, research services furnished to Mercator in connection with other accounts Mercator advises may be used by Mercator in advising the Fund. Information and research received from brokers will be in addition to, and not in lieu of, the services required to be performed by Mercator under the Proposed Agreement.

              If Proposal 1 is not approved by shareholders, the Trustees would then consider whether other arrangements for the provision of investment subadvisory services are appropriate and in the best interests of the Fund's shareholders, or whether PIFM should provide such services to the Fund itself.


     Vote Required

              Approval of Proposal 1 requires the affirmative vote of the holders of the lesser of (1) 67% or more of the Shares of the Fund present at the Meeting, if the holders of more than 50% of the outstanding Fund Shares are present or represented by proxy at the Meeting, or (2) more than 50% of the outstanding Shares of the Fund entitled to vote at the Meeting.

                      THE BOARD OF TRUSTEES RECOMMENDS THAT YOU
                                VOTE "FOR" PROPOSAL 1.

                            INFORMATION ABOUT THE COMPANY

     Current Advisory Arrangements

              PIFM is a Pennsylvania corporation organized in May 1992 and registered as an investment adviser under the Investment Advisers Act of 1940. PIFM serves as Manager of the Company pursuant to the Management Agreement dated October 30, 1992. Mercator Inc. serves as subadviser to the Fund pursuant to the Current Agreement, which also is dated October 30, 1992. The Management and the Current Agreements were approved by the Company's initial shareholder on October 12, 1992, and their continuance was last approved by the Trustees on November 10, 1994. As of September 1, 1995 all of the Trustees and officers of the Company owned beneficially less than 1% of the Fund.

              The principal address of PIFM and PIFM's director is 30 Scranton Office Park, Moosic, Pennsylvania 18507. The director and principal executive officers of PIFM are: Mark R. Fetting, President and Director; Thomas A. Early, Vice President and Secretary; Nancy L. Lindgren, Vice President and Comptroller; Martin Pfinsgraff, Treasurer; and Walter E. Watkins, Jr., Vice President .

              Under the Management Agreement, and subject to the supervision of the Trustees, PIFM has agreed, among other duties, to provide a continuous investment program for the Fund's portfolio, monitor each subadviser's investment performance, and supervise all aspects of the Company's operations. The Management Agreement expressly permits advisory services to be delegated to and performed by a subadviser. Under the Management Agreement, the Company bears all of its expenses not specifically assumed by PIFM incurred in its operation and the offering of shares. As required by state regulations, PIFM will reimburse the Fund if and to the extent that the aggregate operating expenses of the Fund in any fiscal year exceed applicable limits.

              For services provided under the Management Agreement, the Fund pays PIFM a fee, computed daily and paid monthly, of 1.15% of the Fund's average daily net assets. During the fiscal year ended September 30, 1995, the Fund paid (or accrued) to PIFM fees of $1,367,665, and PIFM subsidized expenses of the Fund in the amount of $47,700, due to voluntary expense limitations.

              Prudential Retirement Services, Inc., 751 Broad Street, Newark, New Jersey 07102, an affiliated broker-dealer, serves as the Company's principal underwriter. Prudential Retirement Services, Inc. will continue to serve as principal underwriter to the Company after the Proposed Agreement is approved.

               Prudential Mutual Fund Management, Inc. ("PMF"), One Seaport Plaza, New York, New York 10292, or its wholly-owned subsidiaries, which serve as the Company's administrator and transfer agent, received fees from the Fund in the amount of $188,057 for the fiscal year ended
     September 30, 1995. PMF or its wholly-owned subsidiaries will continue to serve as administrator, transfer agent, and dividend disbursement agent to the Fund after the Proposed Agreement is approved by shareholders.


     Trustees and Officers

              Trustees and officers of the Company who also are employed by PIFM or Mercator are:

              Thomas A. Early, Vice President. Mr. Early serves as Vice President and Secretary of PIFM.

              Mark  R.  Fetting,  President and  Trustee.    Mr.  Fetting  is  a
     director and the President and Chief Operating Officer of PIFM.

              Walter E.  Watkins, Jr., Vice President.   Mr. Watkins is  a  Vice
     President  of PIFM.


               As discussed previously, The Prudential and Mercator Inc. intend to avail themselves of the safe harbor provided by Section 15(f) of the 1940 Act. Under Section 15(f), an investment adviser may receive "any benefit" in connection with the sale of any interest in such investment adviser that results in an assignment of the investment advisory contract with the investment company provided certain conditions are met. One of the conditions of Section 15(f) is that, for a period of three years, at least seventy-five percent of the members of the Board of Trustees must not be interested persons of Mercator or Mercator Inc. To that end, it is anticipated that Mr. Fetting and Eric A. Simonson, both of whom are interested persons of PIFM, will resign as trustees of the Company if the shareholders approve Mercator as subadviser of the Fund and the New Agreement is executed, effective the date of such execution.


                                SHAREHOLDER PROPOSALS

              As a general matter, the Company does not hold regular annual or other meetings of shareholders. Any shareholder who wishes to submit proposals to be considered at a special meeting of the Company's shareholders should send such proposals to the Company at 21 Prudential Plaza, 751 Broad Street, Newark, New Jersey 07102-3777, so as to be received a reasonable time before the proxy solicitation for that meeting is made.

              Shareholder proposals that are submitted in a timely manner will not necessarily be included in the Company's proxy materials. Inclusion of such proposals is subject to limitations under the federal securities laws.


                                    OTHER BUSINESS

              Management knows of no business to be presented to the Meeting other than the matters set forth in this statement, but should any other matter requiring a vote of shareholders arise, the proxies will vote thereon according to their best judgment in the interests of the Company.

                               By the order of the Board of Trustees,

                               S. JANE ROSE
                               Secretary

                                                                      APPENDIX A

                                                                  PERCENTAGE
                                                                  OF SHARES
     SHAREHOLDER                                                    OWNED
     -----------                                                  ----------


     The Prudential Employee Savings Plan                         41.63%
     The Prudential Insurance Company of America
     Human Resources Department
     751 Broad Street
     Newark, NJ 07102


     The Prudential Insurance Company of America                  13.51%
     751 Broad Street
     Newark, NJ 07102


     Rite Aid Investment Opportunity Plan                          5.60%
     Rite Aid Corporation
     30 Hunter Lane
     Camp Hill, PA 17011


     Deferred Compensation Plan for Employees of
     The Metropolitan Transportation Authority, its Subsidiaries and Affiliates and


     Thrift Plan for Employees of
     The Metropolitan Transportation Authority,                   5.62%
       its Subsidiaries and Affiliates
     347 Madison Avenue
     New York, NY 10017


















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                                                                           PROXY

              THE PRUDENTIAL INSTITUTIONAL FUND
                  INTERNATIONAL STOCK FUND

                 Special Meeting of Shareholders - November 16, 1995

     The undersigned hereby appoints as proxies Thomas A. Early, Marguerite E.H. Morrison, and Walter E. Watkins, Jr., each with the power of substitution, to vote for the undersigned all shares of beneficial interest of the undersigned at the aforementioned meeting and any adjournment thereof with all the power the undersigned would have if personally present. The shares represented by this proxy will be voted as instructed. Unless indicated to the contrary, this proxy shall be deemed to indicate authority to vote "FOR" all proposals. This proxy is solicited on behalf of the Board of Trustees.



     Please date  and sign this  proxy and  return it in  the enclosed   postage
     paid  envelope  to:   THE  PRUDENTIAL  INSTITUTIONAL  FUND,  P.O. BOX  868,
     ELIZABETH, NJ 07207-9895

             Please indicate your vote by an "X" in the appropriate box .

                    The Board of Trustees recommends a vote "FOR"

     1. Approval of the proposed Subadvisory Agreement between Prudential Institutional Fund Management, Inc. and Mercator Asset Management, L.P. on behalf of the International Stock Fund, a series of The Prudential Institutional Fund.

         FOR  _______           AGAINST  _______      ABSTAIN  ______

     This proxy will not be voted unless it is dated and signed exactly as instructed below.

                                  ________________________________________
                                  Signature


                                  ________________________________________
                                  Signature


                                  Date:  ___________________________, 1995


     If shares are held jointly, each shareholder named should sign; if only one signs, his or her signature will be binding. If the shareholder is a corporation, the President or Vice President should sign in his or her own name, indicating title. If the shareholder is a partnership, a partner should sign in his or her own name, indicating that he or she is a "Partner." If the shares are held in trust, the Trustee should sign his or her name and indicate that he or she is signing as Trustee.
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